Exhibit 99.1

105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC Electronics Announces New Board Member

Newark, NY – February 13, 2014 – IEC Electronics Corp. (NYSE MKT: IEC) has announced that John C. Johnson has joined the Company’s Board of Directors.

Mr. Johnson held numerous executive positions and retired as a senior executive with Northrop Grumman Corporation. He was most recently Vice President, General Manager & Deputy to the President of Electronics Systems at Northrop Grumman, a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Northrop Grumman conducts most of its business primarily with the Department of Defense (DoD) and intelligence community.

In his most recent capacity, Mr. Johnson provided critical technologies and systems for the DoD and other government agencies. Prior to joining Northrop Grumman, Mr. Johnson spent 20 years with the U.S. Air Force in which he flew RC-135, T38, FB111 and F-15’s as both an instructor and command pilot. He earned his bachelor’s degree from New Mexico Highlands University and a master’s degree from the University of Southern California.

W. Barry Gilbert, IEC’s Chairman and CEO commented, “I am pleased John has been elected to our Board of Directors. John is an accomplished individual with wide and deep experience in the military, aerospace and defense industry. We view his skills as a tremendous asset to IEC as we continue to build and expand our position in this market sector. I look forward to John’s advice and contribution as we continue striving to build long-term value for our shareholders.”

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	W. Barry Gilbert	John Nesbett or Jennifer Belodeau
	CEO	Institutional Marketing Services (IMS)
	IEC Electronics Corp.	(203)972-9200
	(315)332-4538	jnesbett@institutionalms.com
	wbgilbert@iec-electronics.com	jbelodeau@institutionalms.com